                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Stimsonite Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            STIMSONITE CORPORATION
                            6565 West Howard Street
                             Niles, Illinois 60714

                                                                  April 9, 1999

Dear Stockholder:

   We cordially invite you to attend the 1999 Annual Meeting of Stockholders to be held on Thursday, May 20, 1999, at 9:00 a.m., Central time, at the Company's principal executive offices, 6565 West Howard Street, Niles, Illinois 60714.

   The following pages include a formal notice of the meeting and the proxy statement. The proxy statement describes various matters on the agenda for the meeting. After we conclude the formal part of the meeting, we will discuss the Company's financial performance last year, the progress made in meeting important strategic objectives and other items of general interest. We will be pleased to answer any questions that you might wish to raise at the meeting.

   We encourage you to attend in person. If that is not possible, please sign and return the enclosed proxy card as soon as possible. Otherwise, your vote cannot be counted.

                                          Sincerely,
                                          Robert E. Stutz
                                          President and Chief Executive
                                           Officer

                            STIMSONITE CORPORATION
                            6565 West Howard Street
                             Niles, Illinois 60714

                               ----------------

                   Notice of Annual Meeting of Stockholders

                                 May 20, 1999

                               ----------------

To the Stockholders of Stimsonite Corporation (the "Company"):

   Notice is hereby given that the Annual Meeting of Stockholders of the Company (the "Annual Meeting") will be held at the Company's principal executive offices, 6565 West Howard Street, Niles, Illinois 60714, on Thursday, May 20, 1999 at 9:00 a.m., Central time, for the following purposes:

     1.To elect nine directors to serve during the year and until their successors are elected;

     2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999; and

     3.To transact such other business as may properly come before the meeting.

   Only stockholders of record at the close of business on April 5, 1999 are entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments thereof. If you do not expect to attend the meeting in person, please sign and return the accompanying proxy card in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting.

                                          By order of the Board of Directors,


                                          Thomas C. Ratchford
                                          Secretary

Niles, Illinois
April 9, 1999

                            STIMSONITE CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company from the holders of the Company's common stock, $.01 par value (the "Common Stock"), in connection with the Annual Meeting and all postponements or adjournments thereof. This notice of the Annual Meeting and proxy statement, and the accompanying proxy card, are first being mailed to stockholders on or about April 9, 1999, for the purposes set forth in the notice of the Annual Meeting.

                                    GENERAL

   Only holders of record of shares of Common Stock at the close of business on April 5, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof. At the close of business on the Record Date, there were 8,343,877 shares of Common Stock outstanding, each of which is entitled to one vote on each matter to be acted upon at the Annual Meeting.

   If the accompanying proxy card is properly signed and returned to the Company and is not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote (i) for the election as director of all of the nominees proposed by the Board of Directors, and (ii) for ratification of the appointment of PricewaterhouseCoopers LLP, as the Company's independent accountants for the fiscal year ending December 31, 1999. Because the Company did not receive by March 1, 1999 (the date determined by reference to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 (the "Exchange Act")) notice of any matter intended to be raised by a stockholder at the Annual Meeting, the persons designated as proxy holders in the proxy card will vote the shares represented thereby, with regard to all other matters, as recommended by the Company's Board of Directors or, if no such recommendation is given, in their own discretion. Proxy cards that are properly signed and returned in a timely manner with no other marking will be voted in accordance with the recommendation of the Company's Board of Directors. Each stockholder may revoke a previously granted proxy at any time before it is voted by filing with the Secretary of the Company a revoking instruction or a duly executed proxy bearing a later date. The powers of the proxy holders will also be suspended if the person executing the proxy attends the Annual Meeting and requests to vote in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

   The Company will bear the cost of soliciting proxies in the enclosed form. The Company will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice.

   The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Annual Meeting.

   Votes cast in person or by proxy at the Annual Meeting will be tabulated by a representative of the Company's transfer agent, who will determine whether or not a quorum is present. Votes may be cast for, against or as abstentions. Because abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote, abstentions will have the same effect as a vote against the proposal to which such abstention applies. Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the election of directors, but broker/dealers may not vote such shares on certain other matters, which typically include transactions related to mergers, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers that have not been voted on certain matters as described above in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether any proposal is approved at the Annual Meeting.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 1, 1999 by (a) persons owning of record or known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (b) each director, (c) each of the Named Executive Officers (as defined under "Executive Compensation" below) and (d) all current directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective director, executive officer or stockholder, as the case may be, or has been derived from documents filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in a footnote, the address of each beneficial owner of more than five percent of the Common Stock is 230 East High Street, Charlottesville, Virginia 22902.

                                                   Shares
                                                Beneficially     Percentage
Name                                             Owned (1)   Beneficially Owned
----                                            ------------ ------------------
Zayucel Limited/Laurence Z.Y. and Celia Moh
 (2)...........................................  1,476,504         17.7%
Terrence D. Daniels (3)........................  1,173,557         14.0%
Quad-C, Inc. (4)...............................     24,733           *
Quad-C Partners III, L.P. (5)..................    441,000          5.3%
Quad-C II, L.L.C. (6)..........................    441,000          5.3%
Quad-C Partners II, L.P. (5)...................     24,733           *
Quaker Capital Management Corporation (7)......    852,575         10.2%
Kestrel Investment Management Corporation (8)..    604,000          7.2%
Kalmar Investments Inc. (9)....................    548,750          6.6%
Reich & Tang Asset Management L.P. (10)........    425,400          5.1%
Lawrence S. Eagleburger (11)...................     11,795           *
Donald H. Haider (12)..........................     10,589           *
Edward T. Harvey, Jr. (13).....................    338,399          4.1%
Anthony R. Ignaczak (14).......................     48,335           *
Richard J.M. Poulson (15)......................      3,697           *
Samuel K. Skinner..............................          0           *
Robert E. Stutz (16)...........................     66,000           *
Jay R. Taylor (17).............................    227,700          2.5%
Lew C. Coffin..................................          0           *
Clifford S. Deremo (18)........................     12,333           *
Robert M. Pricone (19).........................     40,183           *
Thomas C. Ratchford (20).......................     30,083           *
All directors and executive officers
 as a group (15 persons) (21)..................  2,004,004         23.1%

--------
    *Less than one percent.
 (1) Unless otherwise indicated in these footnotes or under "--Quad-C", each stockholder has sole voting and investment power with respect to the shares of Common Stock beneficially owned. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act.

 (2) Laurence Z.Y. and Celia Moh share voting and investment power with respect to these shares of Common Stock, all of which are held by Zayucel Limited. Mr. and Mrs. Moh disclaim beneficial ownership of the shares of Common Stock. The address for Zayucel Limited is 301 Yu To Sang Bldg., 37 Queens Road Central, Hong Kong, and the address for Laurence Z.Y. and Celia Moh is 15 Bin Tong Park, Singapore 269796. Such ownership information is based on a Form 5 (Annual Statement of Changes in Beneficial Ownership) filed for 1996 by Laurence Z.Y. and Celia Moh and the most recently filed Schedule 13G (filed for 1995) by Laurence Z.Y. and Celia Moh.
 (3) Includes 10,095 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Daniels is the direct beneficial owner of 677,273 shares of Common Stock (which includes 20,456 shares of Common Stock directly owned by his child). Mr. Daniels is also the sole director of Quad-C, Inc. ("Quad-C"), and, as such, may be deemed to beneficially own the 24,733 shares of Common Stock beneficially owned by Quad-C and the 24,733 shares of Common Stock beneficially owned by Quad-C Partners II, L.P. ("Quad-C Partners II"). Mr. Daniels is also the managing member of Quad-C II, L.L.C. and, as such, may be deemed to beneficially own the 441,000 shares of Common Stock beneficially owned by Quad-C Partners III, L.P. ("Quad-C Partners III"). See footnotes (3) and (5) below and "--Quad-C." Mr. Daniels is a director of the Company. Mr. Daniels disclaims beneficial ownership of the shares of Common Stock held by each of Quad-C (including those shares held indirectly by Quad-C through Quad-C Partners II) and Quad-C II, L.L.C. (including those shares held indirectly through Quad-C Partners
     III), except to the extent of Mr. Daniels' interest in each of such entities.
 (4) Represents shares of Common Stock held by Quad-C Partners II. Quad-C disclaims beneficial ownership of such shares held by Quad-C Partners II, except to the extent of Quad-C's interest in such entity. See "--Quad-C."
 (5) See "--Quad-C."
 (6) Represents shares of Common Stock held by Quad-C Partners III. Quad-C II, L.L.C. disclaims beneficial ownership of these shares of Common Stock except to the extent of its interest in such entity. See "--Quad-C."
 (7) As reported in Amendment No. 3 to Schedule 13G, dated February 14, 1999, Quaker Management Capital Corporation shares voting and dispositive power over 613,775 of such shares of Common Stock. Quaker Management Capital Corporation disclaims beneficial ownership of these shares of Common Stock. Its address is The Arrott Building, 401 Wood Street, Suite 1300, Pittsburgh, Pennsylvania 15222-1824.
 (8) As reported in a Schedule 13G, dated February 10, 1999, (a) Kestrel Investment Management Corporation ("Kestrel") has sole voting power with respect to 479,000 of such shares of Common Stock and (b) David J. Steirman and Abbott J. Keller are deemed to be the beneficial owners of such shares of Common Stock pursuant to their ownership interests in Kestrel. The address for Kestrel and Messrs. Steirman and Keller is 411 Borel Avenue, Suite 403, San Mateo, California 94402.
 (9) As reported in a Schedule 13G, dated August 27, 1997. The address for Kalmar Investments Inc. is Barley Mill House, 3701 Kennett Pike, Greenville, Delaware 19807.
(10) As reported in Amendment No. 1 to Schedule 13G, dated February 11, 1999. Reich & Tang Asset Management L.P. shares voting and dispositive power over all of such shares of Common Stock. Its address is 600 Fifth Avenue, New York, New York 10020.
(11) Includes 11,695 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Eagleburger is a director of the Company.
(12) Includes 800 shares of Common Stock held in an IRA account for Mr. Haider's spouse and 6,789 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Haider is Chairman of the Board and a director of the Company.
(13) Includes 10,095 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Harvey is a director of the Company.
(14) Includes 900 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Ignaczak is a director of the Company.

(15) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Poulson is a director of the Company.
(16) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Stutz is a director of the Company and its President and Chief Executive Officer.
(17) Includes 100,800 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Taylor is a director of the Company and its former President and Chief Executive Officer.
(18) Represents shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Deremo is the Company's Vice President--Sales and Marketing.
(19) Includes 4,083 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Pricone is the Company's Vice President--Technology.
(20) Includes 2,000 shares of Common Stock Mr. Ratchford holds as custodian for his child and 28,083 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999. Mr. Ratchford is the Company's Vice President--Finance, Chief Financial Officer and Treasurer.
(21) Includes (a) an aggregate of 273,403 shares of Common Stock issuable upon the exercise of stock options exercisable on or before April 1, 1999; (b) 800 shares of Common Stock held in an IRA account as described in footnote (12) above; and (c) 2,000 shares of Common Stock held as custodian as described in footnote (20) above. Also includes shares with respect to which beneficial ownership is disclaimed as described in footnote (2) above and under "--Quad-C".

Quad-C

   Quad-C, Quad-C Partners III, Quad-C II, L.L.C., Quad-C Partners II and Mr. Daniels file a Schedule 13G as a group. Quad-C is the sole general partner of Quad-C Partners II and, as such, may be deemed to beneficially own the shares of Common Stock held by Quad-C Partners II. Mr. Daniels is the sole director of Quad-C and may be deemed to beneficially own shares of Common Stock beneficially owned by Quad-C and held by Quad-C Partners II. Mr. Daniels is also the managing member of Quad-C II, L.L.C., which is the sole general partner of Quad-C Partners III. As such, Mr. Daniels and Quad-C II, L.L.C. may be deemed to beneficially own shares of Common Stock held by Quad-C Partners
III. Mr. Daniels disclaims beneficial ownership of the shares of Common Stock held by each of Quad-C (including those shares held indirectly by Quad-C through Quad-C Partners II) and Quad-C II, L.L.C. (including those shares held indirectly through Quad-C Partners III), except to the extent of Mr. Daniels' interest in each of such entities.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and holders of 10% or more of the outstanding Common Stock (collectively, "Reporting Persons") to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of Common Stock with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 1998 and written representations from Reporting Persons that no other reports were required, the Company believes that all the Reporting Persons complied with all applicable filing requirements for 1998.

                             ELECTION OF DIRECTORS

   The Board of Directors presently consists of nine members. All directors hold office for a term of one year or until their successors have been elected.

   At the Annual Meeting, stockholders will elect a board consisting of nine directors. Unless authority to do so is specifically withheld, the persons named in the accompanying proxy will vote for the election of each of the nominees named below. Under Delaware law, the nine nominees who receive the most votes at the meeting will be elected as directors. All of the nominees are currently directors of the Company.

   The name, age, and current principal position(s), if any, with the Company of each nominee for director is as follows:

                             Director     Present Principal Position
           Name               Since   Age and Offices with the Company
           ----              -------- --- ----------------------------
   Terrence D. Daniels.....    1990    56 Director
   Lawrence S. Eagleburger.    1994    68 Director
   Donald H. Haider........    1994    57 Chairman of the Board and Director
   Edward T. Harvey, Jr....    1990    51 Director
   Anthony R. Ignaczak.....    1993    35 Director
   Richard J.M. Poulson....    1994    60 Director
   Samuel K. Skinner.......    1998    60 Director
   Robert E. Stutz.........    1997    46 President, Chief Executive Officer and Director
   Jay R. Taylor...........    1990    64 Director

   Terrence D. Daniels has served as a director since 1990 and served as Chairman of the Board from 1990 to May 1997. Since 1990, Mr. Daniels has also been the president of Quad-C (a structured investment firm). Prior thereto, Mr. Daniels was a vice chairman of W. R. Grace & Co. (a manufacturer of specialty chemical products and provider of products and services in the health care industry) with overall responsibility for the specialty chemical, health care, natural resource and corporate technical groups. Mr. Daniels is also a director of IGI, Inc. and Collins & Aikman Floorcoverings, Inc.

   Lawrence S. Eagleburger has served as a director since 1994. Since January 1993, Mr. Eagleburger has been senior foreign policy advisor for the law firm of Baker, Donelson, Bearman & Caldwell. From 1992 to 1993, Mr. Eagleburger was Secretary of State of the United States of America and from 1989 to 1992 was Deputy Secretary of State of the United States. Mr. Eagleburger is also a director of Halliburton Company, Phillips Petroleum Company, Universal Corporation and COMSAT Corporation.

   Donald H. Haider has served as a director since 1994 and as Chairman of the Board since May 1997. Since 1990, Mr. Haider has been a professor at the Kellogg School of Northwestern University.

   Edward T. Harvey, Jr. has served as a director since 1990. Mr. Harvey has also served as Vice President of the Company (1990 to January 1995), Treasurer of the Company (1990 to April 1993) and as Secretary of the Company (1990 to October 1993). Since 1990, Mr. Harvey has also been a Vice President of Quad-
C. Prior to 1990, Mr. Harvey was a senior vice president of W. R. Grace & Co. and was responsible for corporate development and acquisitions.

   Anthony R. Ignaczak has served as a director since 1993. Mr. Ignaczak has also been a Vice President of Quad-C since December 1993 and an employee of Quad-C since 1992. He is also a director of Alliance Imaging, Inc.

   Richard J.M. Poulson has served as a director since 1994. Since June 1998, Mr. Poulson has been Executive Vice President and General Counsel of Smithfield Foods, Inc. (a food processing and production company). From April 1995 through January 1998, Mr. Poulson was president and senior managing director of The Appian Group (a private merchant and investment banking partnership). From 1990 through January 1994, Mr. Poulson was a senior corporate partner in the law firm of Hogan & Hartson.

   Samuel K. Skinner has served as a director since October 1998. Since September 1998, Mr. Skinner has been a partner in and co-chairman of the law firm of Hopkins & Sutter. From February 1993 until his retirement in March 1998, he was President and a director of Commonwealth Edison Company. Prior thereto, he served as Chief of Staff to the President of the United States and as United States Secretary of Transportation. He is also a director of ANTEC Corporation, Union Pacific Resources Group Inc., EVEREN Capital Corporation, Midwest Express Holdings, Inc. and The LTV Corporation.

   Robert E. Stutz has served as the President and Chief Executive Officer and a director of the Company since March 1997. From 1991 to March 1997, Mr. Stutz was Vice President and General Manager, Automotive Controls Division, of Cherry Electrical Products, a Division of the Cherry Corporation (a designer, manufacturer and marketer of custom electrical, electronic and semi-conductor components in automotive, computer and consumer and commercial markets).

   Jay R. Taylor has been a director of the Company since 1990 and served as President and Chief Executive Officer of the Company from 1990 until March 1997. Prior to 1990, Mr. Taylor was vice president and general manager of the Stimsonite Products Division of Amerace Corporation ("Amerace") (a manufacturer of electrical utility, battery separator and traffic safety products), from which the Company in 1990 purchased the majority of its assets.

   The Board of Directors recommends that stockholders vote "FOR" the election as a director of each of the nominees set forth above.

Committees and Meetings

   The Company has standing Audit, Compensation, Environmental Compliance, Stock Repurchase Implementation and Stockholder Value Committees. The Company does not have a nomination committee.

   Audit Committee. The Audit Committee is currently comprised of Messrs. Eagleburger, Harvey and Poulson. The functions of the Audit Committee are to recommend annually to the Company's Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the Company's independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and review and approve (with the concurrence of a majority of the independent directors of the Company) transactions, if any, with affiliated parties.

   Compensation Committee. The Compensation Committee is currently comprised of Messrs. Daniels, Haider and Poulson. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all of the Company's executive officers and other key management employees, review, approve and recommend to the Company's Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Company's stock option and incentive equity plans.

   Environmental Compliance Committee. The Environmental Compliance Committee is currently comprised of Messrs. Daniels, Haider and Taylor. The function of the committee is to oversee compliance with applicable environmental regulations.

   Stock Repurchase Implementation Committee. The Stock Repurchase Implementation Committee is currently comprised of Messrs. Haider, Harvey and Taylor. The function of the committee is to oversee implementation of the Company's stock repurchase program approved by the Company's Board of Directors in October 1995.

   Stockholder Value Committee. The Stockholder Value Committee is currently comprised of Messrs. Haider, Ignaczak and Stutz. The function of the committee is to consider and evaluate initiatives and alternatives that seek to improve stockholder value.

   During 1998, seven meetings of the Board of Directors were held, two meetings of the Audit Committee were held, three meetings of the Compensation Committee were held, two meetings of the Environmental Compliance Committee were held, two meetings of the Stock Repurchase Implementation Committee were held and one meeting of the Stockholder Value Committee was held. All directors other than Mr. Eagleburger attended at least 75%, in the aggregate, of the number of meetings of the Board of Directors and the committees of which they were members during their periods of service as directors and committee members in 1998. Mr. Eagleburger attended 67%, in the aggregate, of the number of meetings of the Board of Directors and the committees of which he was a member during 1998.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table provides information relating to compensation for the fiscal years ended December 31, 1998, 1997 and 1996 for the Company's chief executive officer and the other four most highly compensated executive officers of the Company whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000 (determined by reference to fiscal year 1998) (collectively, the "Named Executive Officers"). The amounts shown include compensation for services in all capacities provided to the Company.

                                                                          Long-Term
                                      Annual Compensation            Compensation Awards
                               ------------------------------------ ---------------------
                                                     Other Annual   Securities Underlying     All Other
                          Year Salary($)   Bonus($) Compensation($)  Options/SARs(#)(1)   Compensation($)(2)
                          ---- ---------   -------- --------------- --------------------- ------------------
Robert E. Stutz (3).....  1998  232,096    190,125           0              25,000              11,163
President and Chief       1997  277,404(4)       0           0             100,000                   0
 Executive Officer

Lew C. Coffin (5).......  1998  120,000     58,614      42,000(6)           20,000                   0
Vice President--
 Operations

Clifford S. Deremo......  1998  132,370     80,699           0              20,000               8,156
Vice President--Sales     1997  123,211      5,000           0                   0               7,618
 and
 Marketing                1996  121,269          0           0              12,778               5,950

Robert M. Pricone.......  1998  129,986     66,643           0              20,000               8,449
Vice President--          1997  124,987     19,000           0                   0              11,111
 Technology               1996  123,971          0           0              13,500              11,034

Thomas C. Ratchford.....  1998  116,245     87,592           0              20,000               7,556
Vice President--Finance,  1997  111,016     15,000           0                   0               7,209
Chief Financial Officer   1996  109,869          0           0              11,278               7,141
 and Treasurer

--------
(1) These amounts represent the number of shares underlying stock options granted during the indicated year. See "Stock Option/SAR Grants in Last Fiscal Year." In February 1996, Messrs. Deremo, Pricone and Ratchford were each granted a performance-based option to purchase 5,778, 5,624 and 5,778 shares of Common Stock, respectively. The maximum number of shares was subject to reduction to 30% of the maximum number of shares if, by December 31, 1996, 90% of the Company's targeted operating income was achieved and subject to reduction to zero if, by December 31, 1996, less than 90% of the Company's targeted operating income was achieved. The Company did not achieve 90% of the targeted operating income for 1996 and, as a result, the number of shares subject to each of these options was reduced to zero and all of the options terminated in accordance with their terms on December 31, 1996.
(2) These amounts represent contributions to the Company's retirement plan in connection with amounts earned during the indicated fiscal year.
(3) Mr. Stutz became President and Chief Executive Officer of the Company in March 1997. Accordingly, compensation amounts are not given for 1996.

(4) Of this amount, $100,000 represents the minimum bonus for 1997 that the Company was obligated to pay Mr. Stutz pursuant to his employment agreement. See "--Employment Agreements."
(5) Mr. Coffin became a Vice President of the Company in January 1998. Accordingly, compensation amounts are not given for 1997 or 1996.
(6) Represents payments to Mr. Coffin relating to relocation expenses.

Stock Option/SAR Grants in Last Fiscal Year

   The table below provides information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1998. No SARs were granted by the Company during 1998.

                                                                                     Potential
                                                                                 Realizable Value
                                                                                 at Assumed Annual
                                                                                  Rates of Stock
                                                                                       Price
                                                                                 Appreciation for
                                            Individual Grants                      OptionTerm(1)
                         ------------------------------------------------------- -----------------
                          Number of   Percent of Total
                          Securities    Options/SARs
                          Underlying     Granted to     Exercise or
                         Options/SARs   Employees in     Base Price   Expiration
Name                      Granted(#)   Fiscal Year(%)  (per share)($)    Date
----                     ------------ ---------------- -------------- ----------
                                                                                    5%      10%
                                                                                 -------- --------
Robert E. Stutz.........    25,000(2)       10.5            7.38       12/17/08  $116,031 $294,045

Lew C. Coffin...........    10,000(3)        4.2            5.38        2/12/08    33,835   85,743
                            10,000(2)        4.2            7.38       12/17/08    46,412  117,618

Clifford S. Deremo......    10,000(3)        4.2            5.38        2/12/08    33,835   85,743
                            10,000(2)        4.2            7.38       12/17/08    46,412  117,618

Robert M. Pricone.......    10,000(3)        4.2            5.38        2/12/08    33,835   85,743
                            10,000(2)        4.2            7.38       12/17/08    46,412  117,618

Thomas C. Ratchford.....    10,000(3)        4.2            5.38        2/12/08    33,835   85,745
                            10,000(2)        4.2            7.38       12/17/08    46,412  117,618

--------
(1) Based on a ten-year option term and annual compounding, the 5% and 10% calculations are set forth in compliance with SEC rules. The appreciation calculations are not necessarily indicative of future values of stock options or of the Common Stock.
(2) The options will vest (a) in increments of one-third on each of December 17, 1999, 2000 and 2001 if the optionee remains continuously employed by the Company and (b) 100% in the event of death, disability or a "Change in Control" (which term has substantially the same meaning as such term has under the Director Plan).
(3) The options will vest (a) in increments of one-third on each of February 12, 2000, 2001 and 2002 if the optionee remains continuously employed by the Company and (b) 100% in the event of death, disability or a "Change in Control" (which term has substantially the same meaning as such term has under the Director Plan).

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year End Option/SAR Values

   None of the Named Executive Officers exercised stock options during 1998. The following table sets forth information regarding the number and value of unexercised stock options held by each of the Named Executive Officers as of December 31, 1998. None of the Named Executive Officers held or holds SARs.

                                    Number of Securities   Value of Unexercised
                                   Underlying Unexercised      In-the-Money
                                        Options/SARs      Options/SARs at Fiscal
                                   at Fiscal Year End (#)    Year End ($)(1)
                                   ---------------------- ----------------------
                                        Exercisable/           Exercisable/
Name                                   Unexercisable         Unexercisable(2)
----                               ---------------------- ----------------------
Robert E. Stutz...................     66,000/59,000          66,000/34,000

Lew C. Coffin.....................          0/20,000               0/16,200

Clifford S. Deremo................     12,333/24,667               0/16,200

Robert M. Pricone.................      4,083/24,667           9,748/16,200

Thomas C. Ratchford...............     28,083/32,417          11,288/19,963

--------
(1) Value is calculated by multiplying the number of shares of Common Stock underlying the stock option by the difference between the closing price of a share of Common Stock on December 31, 1998 as reported by The Nasdaq Stock Market ("Nasdaq") ($7.00 per share) and the exercise price of the stock option.
(2) The exercise price of each unexercisable option exceeded the closing price on December 31, 1998.

Supplemental Executive Retirement Plan

   Mr. Taylor retired as CEO of the Company in March 1997 at age 62. In connection with the acquisition of substantially all of the assets of the Company from Amerace in 1990, the Company assumed Amerace's obligations to Mr. Taylor under a Supplemental Executive Retirement Plan (the "SERP") intended to provide retirement benefits supplementing those provided under other plans. Subject to certain exceptions, upon retirement, Mr. Taylor is entitled to receive for 15 years 50% of his final base salary, which was $222,600 (the "Annual Benefit"). Mr. Taylor's Annual Benefit is reduced by certain other retirement benefits received by him, including the primary Social Security benefit and retirement benefits from certain other benefits plans. The SERP also provides for payment of death benefits and long-term disability benefits. To provide one source of funding for the Company's obligations under the SERP, the Company maintains two whole life insurance policies on Mr. Taylor's life. The Company is the owner of and beneficiary under each insurance policy. During 1998, Mr. Taylor received $73,992 under the SERP.

Compensation of Directors

   The Company's directors who are not currently receiving compensation as officers or employees of the Company are paid an annual retainer fee of $20,000 and a fee of $750 for attending each meeting of the Board of Directors and each meeting of any committee held on a day when the entire Board of Directors does not meet. Directors are also reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

   Initial Options. Under the Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Plan"), each person who first becomes a non-employee director receives an option to purchase 2,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date. The options described in the preceding sentence are hereinafter referred to as "Initial Options". Initial Options become exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the next annual stockholders' meeting immediately following such grant date, and to the extent of an additional 20% of the shares covered thereby after the optionee has continuously served as a director through the next four successive annual stockholders' meetings. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Initial Options held by such optionee become immediately exercisable in full to the extent the Initial Options would have been exercisable had the optionee remained a director through the date of the Company's next annual stockholders' meeting. To the extent exercisable, each Initial Option is exercisable in whole or in part.

   Elective Options. The Director Plan also permits each non-employee director to make an election to receive all or any portion of his annual retainer for the current year in the form of a stock option (a "One-Year Elective Option") or to receive all or any portion of his annual retainer for the current year and the next four successive years in the form of a stock option (a "Five-Year Elective Option", and together with One-Year Elective Options, "Elective Options"). An individual who becomes a director more than six months after any annual stockholders' meeting is not entitled to make an election to receive Elective Options for any portion of the retainer payable with respect to the year in which he becomes a director. The grant of Elective Options is made automatically on the first business day occurring six months after the date the election is due. If a non-employee director ceases to be a director after the date the election is due and prior to the date Elective Options are granted, the Elective Option to such individual is not granted and any retainer is paid in cash. The option price per share of each Elective Option is equal to 20% of the market value of a share of Common Stock on the date of grant. The total number of shares subject to an Elective Option equals the number determined by dividing the amount of the retainer to be received in Elective Options by the difference between the market value per share of the Common Stock on the date of grant and the option price per share of the Elective Option. No adjustment is made to an Elective Option to reflect a director's cessation of service as a director or an increase in the amount of the annual retainer paid by the Company to directors. Any such increase is paid in cash.

   Each One-Year Elective Option becomes exercisable to the extent of 100% of the shares covered thereby after the optionee has continuously served as a director through the date of the next annual stockholders' meeting immediately following the date such optionee is elected a director and makes an election to receive such option. Each Five-Year Elective Option becomes exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the date of the next annual stockholders' meeting immediately following the date such optionee is elected a director and makes an election to receive such option and to the extent of an additional 20% of the shares covered thereby after the optionee has continuously served as a director through the date of the next four successive annual stockholders' meetings. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Elective Options held by such optionee become immediately exercisable in full to the extent such Elective Options would have been exercisable had the optionee remained a director through the date of the Company's next annual stockholders' meeting.

   Annual Options. Under the Director Plan, each non-employee director elected at an annual stockholders' meeting automatically receives an option to purchase 1,500 shares of Common Stock at an exercise price per share equal to the market value of a share of Common Stock on such date ("Annual Options"). Annual Options become exercisable to the extent of 20% of the shares covered thereby after the optionee has continuously served as a director through the next annual stockholders' meeting immediately following such grant date, and to the extent of an additional 20% of the shares covered thereby after the optionee has continually served as a director through the next four successive annual stockholders' meetings.

   Change in Control. Upon a Change in Control, each Initial Option, Elective Option and Annual Option (each, an "Option Right") that would become exercisable through the Company's next annual stockholders' meeting following a Change in Control becomes immediately exercisable in full. If any event or series of events constituting a Change in Control is abandoned, the effect thereof will be null and the exercisability of Option Rights will be governed by the provisions of the Director Plan described above. The Director Plan defines a Change in Control as the occurrence of any of the following events:
(i) execution by the Company of an agreement for the merger, consolidation or reorganization into or with another corporation or other legal person, unless as a result of such transaction not less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company ("Voting

Stock") immediately prior to such transaction; (ii) execution by the Company of an agreement for the sale or other transfer of all or substantially all of its assets to another corporation or legal person, unless as a result of such transaction not less than a majority of the combined voting power of the then-outstanding securities of such corporation or legal person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (iii) a report is filed on
Schedule 13D or Schedule 14D-1 disclosing that any person other than Mr. Daniels or any of his affiliates has or intends to become the beneficial owner of a majority or more of the combined voting power of the then-outstanding Voting Stock; (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof (each Director first elected or first nominated for election by a vote of at least two-thirds of the Directors then in office who were Directors of the Company at the beginning of any such period being deemed to have been a Director of the Company at the beginning of such period); or (v) the Company adopts a plan for the liquidation or dissolution of the Company other than pursuant to a merger, consolidation or reorganization which would not constitute a Change in Control, as described in clause (i) above.

Consulting Agreement

   The Company and Mr. Taylor are parties to a consulting agreement (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Taylor agreed to provide the Company with consulting and advisory services and to resign as the President and Chief Executive Officer of the Company and terminate his employment agreement. The term of the Consulting Agreement began on March 22, 1997 (the date on which Mr. Stutz became President and Chief Executive Officer of the Company) and terminated on March 22, 1999; however, the Company may retain Mr. Taylor to provide it with consulting and advisory services in the future. Pursuant to the Consulting Agreement, the Company agreed to pay Mr. Taylor annual consulting fees equal to the difference between $222,600 less (i) any amounts actually paid to Mr. Taylor under the SERP, (ii) any amounts actually paid to Mr. Taylor under the Company's pension plan and (iii) any directors' retainer fees paid to Mr. Taylor as a member of the Board of Directors. The terms of the Consulting Agreement also entitled Mr. Taylor to participate in group health, disability, vision and dental benefit plans provided by the Company to the same extent as are afforded to executive officers of the Company. In addition, the Company agreed to modify the vesting and termination provisions of Mr. Taylor's outstanding options to purchase Common Stock. Under the terms of the Consulting Agreement and subject to certain exceptions, Mr. Taylor may not engage in business activities competitive with the Company until March 22, 2000. The Company paid Mr. Taylor $101,129 in 1998 pursuant to the Consulting Agreement.

Employment Agreements

   Pursuant to an employment agreement between the Company and Mr. Stutz, Mr. Stutz has agreed to serve as President and Chief Executive Officer of the Company until March 22, 2000 at a minimum base salary of $225,000 or such greater amount as determined by the Board of Directors (the "Regular Base Salary") plus an annual bonus payable in accordance with the Company's incentive compensation plan. The term of Mr. Stutz's employment agreement is automatically renewed for one-year periods unless previously terminated. The agreement also provides for the grant of stock options described in the following paragraph. Mr. Stutz's employment agreement provides that if (i) the Company terminates Mr. Stutz's employment, except for a termination for cause or a termination resulting from Mr. Stutz's resignation, retirement, death or disability or (ii) Mr. Stutz resigns following a substantial breach of his employment agreement by the Company (a "Termination Event"), Mr. Stutz is entitled to receive certain termination benefits, which include (i) his Regular Base Salary until the later of the first anniversary of termination or the last day of the term of the employment agreement, (ii) an amount equal to the annual bonus, if any, paid on account of the most recently concluded fiscal year, until the earlier to occur of the first anniversary of termination or the last day of the term of the employment agreement, and (iii) continuation of his then-current level of life and health benefits and certain outplacement benefits. Under the terms of Mr. Stutz's employment agreement and subject to certain exceptions, Mr. Stutz may not engage in a business competitive with the Company while he is employed by the Company and for a period of two years thereafter, unless the Company fails to perform its obligations with respect to payment of any post-termination amount to which Mr. Stutz is entitled.

   The employment agreement between the Company and Mr. Stutz also provides that Mr. Stutz is entitled to receive stock options to purchase up to 400,000 aggregate shares of Common Stock. Effective March 22, 1997, Mr. Stutz received an option to purchase 100,000 shares of Common Stock at an exercise price of $6.00. This stock option vested to the extent of 33% of the shares covered thereby on March 22, 1998 and 1999, respectively, and will vest (i) to the extent of 34% of the shares covered thereby on March 22, 2000 if Mr. Stutz remains continuously employed through such date and (ii) 100% on the date of a Termination Event. On the first date on which the Common Stock closes at or above $7.50 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $7.50, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the second, third and fourth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. On the first date on which the Common Stock closes at or above $9.00 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $9.00, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the third, fourth and fifth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. On the first date on which the Common Stock closes at or above $11.00 for the 30th consecutive trading day, Mr. Stutz will receive a stock option to purchase 100,000 shares of Common Stock, with an exercise price of $11.00, that will vest to the extent of 33%, 33% and 34% of the shares covered thereby on the third, fourth and fifth anniversaries, respectively, of the date of grant if Mr. Stutz remains continuously employed through such dates. All stock options contemplated by the employment agreement will vest fully (if previously granted) if Mr. Stutz dies or becomes disabled or if a Change in Control (defined substantially the same as in the Director Plan) occurs. All stock options will terminate on the tenth anniversary of the date of grant unless terminated earlier as provided therein.

   The Company and Mr. Pricone are parties to an employment agreement (the "Pricone Agreement"). Pursuant to the Pricone Agreement, Mr. Pricone has agreed to serve as an executive officer of the Company until August 23, 1999, at a minimum base salary or such greater amount as determined by the Board of Directors. The term of the Pricone Agreement is automatically renewed for six-month periods unless previously terminated. The Pricone Agreement provides that (i) if the Company terminates Mr. Pricone's employment prior to the end of the employment term, except for a termination for cause or a termination resulting from Mr. Pricone's resignation, death or disability, or (ii) if Mr. Pricone resigns following a substantial breach of the Pricone Agreement by the Company, Mr. Pricone is entitled to receive an amount not to exceed 50% of his most recent salary and bonus. In addition, Mr. Pricone is entitled to continue to participate in the Company's life and health plans until the earlier of the last date of the benefits period set forth in the Pricone Agreement or the date upon which he accepts other employment. Under the terms of the Pricone Agreement and subject to certain exceptions, Mr. Pricone may not engage in a business competitive with the Company while he is employed by the Company and for a period of 18 months thereafter. As of January 1, 1999, the Company's minimum base salary obligations for Mr. Pricone were $133,037. The Company and Mr. Ratchford are parties to an employment agreement that provides for terms substantially similar to the Pricone Agreement. As of January 1, 1999, the Company's minimum base salary obligations for Mr. Ratchford were $120,713.

Compensation Committee Interlocks and Insider Participation

   During 1998, Messrs. Daniels, Haider and Poulson served as members of the Compensation Committee. Mr. Haider is Chairman of the Board of the Company. Mr. Daniels is the majority stockholder, sole director and president of Quad-C and determines the compensation to be paid to all officers of Quad-C, including Messrs. Harvey and Ignaczak.

Compensation Committee Report On Executive Compensation

   The Compensation Committee of the Board of Directors (the "Committee") was comprised of Messrs. Daniels, Haider and Poulson during 1998. The Board of Directors has delegated to the Committee the authority to determine the compensation of the Company's executive officers and other key management employees.

   The Committee's primary objective is to ensure that the Company's compensation policies attract, motivate and retain qualified managers in a manner consistent with maximization of stockholder value. The Company's compensation is structured philosophically on a "pay for performance" foundation and thus recognizes the desirability of compensation directed specifically to motivate and reward executive managers for achieving both short-term and long-term performance objectives. Compensation is comprised of three major components: base salary, incentive bonus and stock options.

 Base Salary

   Base salaries are determined in the context of an individual's responsibilities and competitive benchmarking. Base salaries are reviewed annually on employment anniversary dates and adjusted on the basis of individual performance and competitive considerations. In making base salary adjustments, the Committee considers an individual's performance, especially the effective discharge of assigned responsibilities and the leadership and motivation provided to subordinates.

   During 1998, base salaries for executive officers were increased an average of 4.9%. The dollar amounts contained in the table under "--Summary Compensation Table" reflect a smaller percentage increase from 1997 to 1998 because the typical timing of annual base salary adjustments does not correspond to the Company's fiscal year. In making salary decisions for 1998, the Committee considered the effects of inflation and certain subjective criteria, including competitive market conditions for executive compensation and the Committee's evaluation of each executive officer's performance of his duties since the officer's last evaluation.

 Incentive Bonus Compensation

   In 1998, the Company offered an annual incentive bonus compensation plan to executive officers. Participants under the plan were generally entitled to an annual incentive bonus based upon (i) the relationship of actual earnings per share of Common Stock ("EPS") to budgeted EPS for the 1998 fiscal year and
(ii) the individual's attainment of personal objectives established at the beginning of the year. Under the 1998 incentive compensation plan, each executive officer was assigned a "target" bonus that, depending on the participant, was a fixed percentage of base salary (35% for all executive officers other than Messrs. Stutz and Ratchford, both of whom were at 50%). Approximately 75% of each participant's bonus was to be determined with reference to the EPS component and the remaining 25% of the bonus was to be determined with reference to personal goal attainment, both of which components were subject to appropriate modification to reflect divisional performance. Mr. Stutz's bonus, however, was to be determined solely by reference to the EPS component. Personal goals generally specified attainment of particular objectives or completion of certain projects which exceeded the routine management responsibilities for the participant. The actual bonus payout could be more or less than the target bonus depending on whether the Company's EPS were more or less than budgeted EPS and on whether the participant's personal objectives were achieved.

   No bonus was payable unless actual 1998 EPS equaled the Company's actual EPS for the 1997 fiscal year. The Committee believes that the relatively heavy weight assigned to attainment of EPS was appropriate in the light of the priority of maximizing stockholder value and the desirability of emphasizing teamwork in the management of the Company. In 1998, the Company's EPS exceeded the Company's actual EPS for the 1997 fiscal year. The Committee also determined that each executive officer whose bonus was to be determined in part by reference to personal goal attainment had attained such goals. Accordingly, the Committee awarded an aggregate of $521,978 in bonus payouts to executive officers for 1998, including the bonus payouts to the Named Executive Officers described above under "--Summary Compensation Table." The Committee decided to award bonus payouts for 1998 in excess of each executive officers "target" bonus because of the (i) degree to which the Company's actual EPS for fiscal 1998 exceeded the Company's actual EPS for the 1997 fiscal year and (ii) determination that each personal goal attainment component had been reached.

 Stock Option Grants

   The Committee seeks to ensure that the executive officers of the Company focus attention on long-term objectives, including maximization of value for stockholders. The Committee believes that stock options are an appropriate compensation tool to motivate and reward executive managers for long-term performance. The Committee believes that the Common Stock price is an appropriate index of long-term value creation by the management group. Stock options are generally granted to each individual who becomes an executive officer. These stock options have generally been granted pursuant to various stock option plans maintained by the Company. See "--Stock Option/SAR Grants."

   From time to time, the Committee grants stock options to key employees as an incentive for long-term performance. On February 12, 1998, the Committee granted an aggregate of 60,000 such options to the Company's executive officers, other than Mr. Stutz. Because Mr. Stutz received an option to purchase 100,000 shares of Common Stock in 1997, the Committee determined to allocate the options granted in February 1998 among other members of management. The individuals received options to purchase a specified number of shares at $5.38 per share (the fair market value of such shares on the date of grant). The options vest in three equal installments beginning February 12, 2000. On December 17, 1998, the Committee granted an aggregate of 85,000 such options to the Company's executive officers, including Mr. Stutz. The individuals received options to purchase a specified number of shares at $7.38 per share (the fair market value of such shares on the date of grant). The options vest in three equal installments beginning December 17, 1999. In order for any portion of such grants to vest, the recipient must remain continuously employed by the Company from the date of the grant until the date such vesting occurs.

 Compensation of Chief Executive Officer

   The Company is obligated to pay Mr. Stutz a minimum base salary of $225,000 pursuant to his employment agreement. Effective March 1998, the Committee increased Mr. Stutz's base salary by $9,000 (4%). When determining Mr. Stutz's salary increase, the Committee considered the Company's performance in the preceding twelve-month period compared to budgeted performance, competitive market conditions for executive compensation and the Committee's subjective evaluation of Mr. Stutz's performance of his duties as President and Chief Executive Officer.

   Mr. Stutz participated in the annual incentive bonus compensation plan and his target bonus was 50% of his base salary. Consistent with the approach described above regarding incentive bonuses, Mr. Stutz received a bonus payout of $190,125 for 1998. Mr. Stutz also received an option to purchase 25,000 shares of Common Stock in December 1998 as an incentive for long-term performance.

 Limitations on Deductibility

   In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to each of the chief executive officer and the other four most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and approved by the Company's stockholders. It is the Committee's policy to seek to qualify executive compensation for deductibility where practicable and to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Company believes that, based upon current compensation levels, compensation paid in 1998 should be fully deductible. Amounts paid and options granted under Mr. Stutz's employment agreement, however, do not qualify for such exemptions from the $1 million limit and may affect the ability of the Company to deduct compensation in future years.

COMPENSATION COMMITTEE MEMBERS DURING 1998

Terrence D. Daniels
Donald H. Haider
Richard J.M. Poulson

Performance Graph

   The following graph compares the percentage change in the Company's cumulative return on its Common Stock with that of the Nasdaq-USA Index and that of the Nasdaq-Non Financial Index at December 31, 1993, December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998. The graph assumes a $100 investment at December 31, 1993 and reinvestment of dividends.


                           12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                           -------- -------- -------- -------- -------- --------
Stimsonite Corporation.... $100.00  $101.16  $ 88.37  $ 56.98  $ 47.09  $ 65.12
Nasdaq-USA................  100.00    97.75   138.26   170.01   208.58   293.21
Nasdaq-Non Financial......  100.00    96.16   134.03   162.84   191.05   279.82

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Company has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. Coopers & Lybrand L.L.P., which merged with Price Waterhouse LLP to form PricewaterhouseCoopers LLP in 1998, had served as the Company's independent accountants since 1991. Services provided to the Company and its subsidiaries by Coopers & Lybrand L.L.P. and PricewaterhouseCoopers LLP with respect to the 1998 fiscal year included consultations on various tax and information services matters. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

   In the event stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

   The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

                                 OTHER MATTERS

   As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Because the Company did not receive by March 1, 1999 notice of any matter intended to be raised by a stockholder, proxies in the enclosed form will be voted in respect of any other matters as may properly come before the Annual Meeting in accordance with the recommendation of the Board of Directors or, if no such recommendation is given, in the discretion of the person or persons voting the proxies.

               STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

   Any proposal of a stockholder intended to be presented at the Company's 2000 annual meeting of stockholders (the "2000 Meeting") and to be considered for inclusion in the Company's proxy and proxy statement related to the 2000 Meeting must be received by the Secretary of the Company by December 13, 1999.

   Any stockholder intending to propose any matter at the 2000 Meeting but not intending for the Company to include the matter in its proxy statement and proxy for the 2000 Meeting must notify the Company by February 24, 2000 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company's proxy for the 2000 Meeting will grant discretionary authority to the persons named therein to exercise their voting discretion with respect to any manner of which the Company does not receive notice by February 24, 2000.

   Notices regarding stockholder proposals should be directed to: Secretary, Stimsonite Corporation, 6565 West Howard Street, Niles, Illinois 60714.

                                          By order of the Board of Directors,


                                          Thomas C. Ratchford
                                          Secretary

April 9, 1999

                                     PROXY
                             STIMSONITE CORPORATION

                            6565 West Howard Street
                             Niles, Illinois 60714

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Robert E. Stutz, Edward T. Harvey, Jr. and Thomas C. Ratchford, and each of them, attorneys and proxies, with full power of substitution and resubstitution, to vote all shares of the common stock of STIMSONITE CORPORATION (the "Company") held of record by the undersigned at the close of business on April 5, 1999, at the annual meeting of stockholders of the Company to be held at the Company's principal executive offices, 6565 West Howard Street, Niles, Illinois, on Thursday, May 20, 1999, and at any adjournment thereof, as follows:

                            STIMSONITE CORPORATION

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]



WITH AUTHORITY TO VOTE FOR ALL NOMINEES LISTED WITHHOLD AUTHORITY to BELOW
(except as marked to the contrary below)    [_]

vote for all nominees listed     [_]

1.ELECTION OF DIRECTORS
  Terrence D. Daniels          Richard J. M. Poulson
  Lawrence S. Eagleburger      Samuel K. Skinner
  Donald H. Haider             Robert E. Stutz
  Edward T. Harvey, Jr.        Jay R. Taylor
  Anthony R. Ignaczak


(INSTRUCTION: To withhold authority to vote for any individual nominee(s) write that nominee's name(s) in the space provided below.)

--------------------------------------------------------------------------------

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

   For  [_]   Against [_]   Abstain [_]


3. As recommended by the Board of Directors, or in the absence of such recommendation in their discretion, to vote upon such other business as may properly come before said meeting or any adjournment thereof.

   All of the foregoing is as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the meeting.

   If this proxy is properly executed, the shares represented hereby will be voted in the manner directed and, in the absence of direction as to the manner of voting, will be voted FOR the election as director of each of the nominees listed and FOR the ratification of the appointment of independent public accountants.


DATED: __________________________________________________________________ , 1999

________________________________________________________________________________
Signature

________________________________________________________________________________
Signature if held jointly

  Please date this proxy and sign exactly as name(s) appears and return the signed proxy in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president of other authorized officer. If a partnership, please sign in partnership name by authorized person.